Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                INTELLICELL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

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      Item 22(a)(2) of Schedule 14A.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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            --------------------------------------------------------------------

      2)    Aggregate number of securities to which transaction applies:

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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

            --------------------------------------------------------------------

      4)    Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

      5)    Total fee paid:

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|_|   Fee paid previously by written preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:_____________________________________________

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      4)    Date Filed:_________________________________________________________

                                INTELLICELL CORP.
                                9314 Eton Avenue
                          Chatsworth, California 91311

                                                                December 8, 1998

To Our Stockholders:

      You are cordially invited to attend the annual meeting of stockholders of Intellicell Corp. ("Intellicell") to be held at the Company's executive offices at 9314 Eton Avenue, Chatsworth, California 91311 on December 30, 1998 at 10:00 a.m. local time. At this meeting you will be asked to consider and vote upon, among other things, the ratification of a $1,500,000 subordinated convertible note offering (the "Offering") which the Company consummated on November 20, 1998 and certain transactions related thereto, including the convertibility of the notes in the Offering, the issuance of derivative securities to new management personnel and others, and the declaration of a warrant dividend.

      The Intellicell Board of Directors believes that the Offering and the transactions related thereto are in the best interests of the stockholders and recommends that stockholders vote FOR the ratification of the Offering.

      The enclosed notice and Proxy Statement contain details concerning the Offering and the other matters to come before the annual meeting, including the election of directors. We urge you to read and consider these documents carefully. Whether or not you plan to attend the annual meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the annual meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                              Very truly yours,


                              Ben Neman
                              Chairman of the Board of Directors

                                INTELLICELL CORP.
                                9314 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON WEDNESDAY, DECEMBER 30, 1998

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intellicell Corp. (the "Company") will be held at the Company's executive offices, located at 9314 Eton Avenue, Chatsworth, California 91311, on Wednesday, December 30, 1998 at 10:00 A.M. for the following purposes, as more fully described in the attached Proxy Statement:

            (1) To elect six directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

            (2) To ratify the Company's private placement of $1,500,000 of three-year unsecured and subordinated convertible notes (the "Note Offering") and to approve certain transactions related thereto;

            (3) To ratify the adoption of the Company's 1998 Stock Option Plan;

            (4) To ratify the appointment by the Board of Directors of Hollander, Lumer & Co. LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

            (5) To transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

      The Board of Directors has fixed the close of business on Friday, December 4, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders at the close of business on the record date are entitled to vote at the Annual Meeting.

      Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the Annual Meeting.

                                       By Order of the Board of Directors,

                                       Ben Neman
                                       President
Chatsworth, California
December 8, 1998

                                INTELLICELL CORP.
                                9314 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311

                         ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 30, 1998

                                 PROXY STATEMENT

                                  INTRODUCTION

      This Proxy Statement (the "Proxy Statement") is furnished to the stockholders of Intellicell Corp., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company. The proxies solicited hereby are to be voted at the Annual Meeting of Stockholders of the Company to be held on December 30, 1998, and at any and all adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about December 8, 1998.

                            PURPOSE OF ANNUAL MEETING

      At the Annual Meeting, stockholders will be asked: (i) to elect six directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (ii) to ratify the Company's private placement (the "Note Offering") of $1,500,000 principal amount of three-year unsecured and subordinated convertible notes (the "Notes") and to approve certain transactions related thereto; (iii) to ratify the adoption of the Company's 1998 Stock Option Plan ("1998 Plan"); (iv) to ratify the appointment by the Board of Directors of Hollander, Lumer & Co. LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and
(v) to transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof. The Board of Directors recommends a vote in favor of (i.e., "FOR"): (a) the election of the six nominees for directors of the Company listed below and (b) the proposals set forth in (ii) through (iv) above.

                            QUORUM AND VOTING RIGHTS

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on December 4, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 4,415,902 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

      All shares of Common Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted in favor of (i.e., "FOR") (i) the election of the six nominees for directors of the Company listed under Proposal 1; (ii) the ratification of the Note Offering of $1,500,000 principal amount of three-year unsecured and subordinated convertible Notes and approval of certain transactions related thereto; (iii) the ratification of the adoption of the 1998 Stock Option Plan; and (iv) the ratification of Hollander, Lumer & Co. LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. With respect to any other item of business that may come before the Annual Meeting, notice of which has not been received by the Company within a reasonable time prior to the mailing of this Proxy Statement, the proxy holders will vote the proxy in accordance with their best judgment.


                                       1.

      In the election of directors, the six candidates receiving the highest number of votes will be elected as directors. The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained. Any stockholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy; (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or (c) submitting a duly executed proxy bearing a later date.

      It is contemplated that the solicitation of proxies will be made primarily by mail. Should it, however, appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, the officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, telegraph, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. In following up the original solicitation of proxies by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares eligible to vote at the Annual Meeting and will reimburse them for their expenses in so doing. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.


                                       2.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

INTRODUCTION...................................................................1

PURPOSE OF ANNUAL MEETING......................................................1

QUORUM AND VOTING RIGHTS.......................................................1

PROPOSAL 1 - ELECTION OF DIRECTORS.............................................3
       Nominees............................................................... 3
       Committees; Meetings; Attendance....................................... 3
       Management of the Company.............................................. 4
       Recent Developments.................................................... 5

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.............................. 6
       Executive Compensation................................................. 6
       Director Compensation.................................................. 7
       Employment Agreements.................................................. 7
       Stock Option Plans..................................................... 7
       Compensation Committee Interlocks and Insider Participation............ 8
       Report of the Board of Directors on Executive Compensation............. 9
       Performance Graph......................................................11

CERTAIN TRANSACTIONS..........................................................12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................13

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE...........................................13

PROPOSAL 2 - PROPOSAL TO RATIFY THE COMPANY'S PRIVATE PLACEMENT OF $1,500,000 PRINCIPAL AMOUNT OF THREE-YEAR UNSECURED AND SUBORDINATED CONVERTIBLE NOTES
AND TO APPROVE CERTAIN TRANSACTIONS RELATED THERETO...........................14
       Background.............................................................15
       Advantages to Conversion of the Notes..................................15
       The Notes..............................................................16
       Related Transactions...................................................17
       Voting; Lock-Up Agreement..............................................19
       Nasdaq Stockholder Approval Requirements...............................20

PROPOSAL 3 - PROPOSAL TO RATIFY THE COMPANY'S 1998 STOCK OPTION PLAN..........20
       Description of the 1998 Plan...........................................20
       Certain Federal Income Tax Consequences................................21
       Participation in the 1998 Plan.........................................22

PROPOSAL 4 - PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS.......23


                                       i.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934..........23

SUBMISSION OF STOCKHOLDER PROPOSALS...........................................23

FINANCIAL STATEMENTS..........................................................24

OTHER MATTERS.................................................................24


                                       ii.

                                  PROPOSAL 1 -
                              ELECTION OF DIRECTORS

Nominees

      At the Annual Meeting, six directors, who will constitute the entire Board of Directors, are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall be elected and shall qualify. All nominees for the Board of Directors have consented to being named herein and have agreed to serve if elected. The nominees are as follows:

                       Ben Neman
                       Vinay Sharma
                       Stephen Jarrett
                       J. Sherman Henderson
                       John Swinehart
                       Mark M. Laisure

      Management proxies will be voted FOR the election of all of the above named nominees unless the stockholders indicate that the proxy shall not be voted for all or any one of the nominees. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE SIX
                     PERSONS NOMINATED FOR DIRECTOR HEREIN.

Committees; Meetings; Attendance

      The Company has a standing audit committee. The audit committee reviews the scope of the audit and other accounting related matters. The Company's audit committee currently consists of Messrs. Sharma and Henderson. The Company has formed a committee of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, comprised of Messrs. Sharma and Henderson, to make grants of options to executive officers under the Company's stock option plans. The Company has no other committees of its Board of Directors.

      During the fiscal year ended December 31, 1997, the Board of Directors met ten times, and the audit committee did not meet. No incumbent member who was a director during the past fiscal year attended fewer than 100% of the aggregate of all meetings of the Board of Directors.


                                       3.

Management of the Company

      Set forth below is certain information with respect to the directors, executive officers and a key employee of the Company and with respect to the director nominees:

      Name                     Age         Position
      ----                     ---         --------

Ben Neman                      40          Chairman of the Board and President

John Swinehart (1)             41          Chief Executive Officer and Director

Stephen Jarrett                45          Executive Vice President and Director

Vinay Sharma                   50          Director

Mark M. Laisure (1)            28          Director

J. Sherman Henderson           53          Director

David Kane                     35          Chief Financial Officer

Meir Abramov                   29          Vice President

----------

(1) In November 1998, the Board of Directors increased the size of the Board from four to six and appointed John Swinehart and Mark M. Laisure as new directors. See "--Recent Developments" below.

      Ben Neman, a founder of the Company, has been Chairman and President of the Company since its inception in January 1991 and served as the Company's Chief Executive Officer from the Company's inception through November 1998. From September 1983 to January 1991, Mr. Neman was the owner and President of Car Tronics of California, a company engaged in the retail sale of cellular and other automotive electronic consumer products.

      Stephen Jarrett became Executive Vice President of the Company in January 1998 and a director of the Company in March 1998. From 1994 to January 1998, Mr. Jarrett served as Western Zone Regional Sales Manager for Sony Wireless.

      John Swinehart was appointed as Chief Executive Officer and a director of the Company in November 1998. Prior to joining the Company, Mr. Swinehart was President and Chief Financial Officer of Biltmore Homes, a midwestern homebuilder and developer, from March 1996 to November 1998. From 1986 to March 1996, Mr. Swinehart served as Vice President of Allied Broadcast Equipment, an international broadcast distribution company. In 1980, Mr. Swinehart received his certified public accountant certificate.

      Vinay Sharma has been a director of the Company since October 1996. Mr. Sharma has been a partner with the law firm Sharma & Herron since March 1992. Mr. Sharma received his Masters in Business Administration in June 1974 and Juris Doctor degree in May 1982 from the University of California at Berkeley.

      Mark M. Laisure was appointed as a director of the Company in November 1998. Since 1995, Mr. Laisure has been a Vice President of Shields & Company, an investment brokerage firm. In addition, Mr. Laisure has acted as a consultant to Inktomi Corporation, a developer and marketer of network information and infrastructure application, since June 1996; Milcom, a technology development company which invests in new technology companies, since September 1997; Stat Health Care, a provider of emergency room management services, since June 1991; and Starstruck Records since August 1995. From 1994 to 1995, Mr. Laisure was a senior investment manager at Paine Webber.

      J. Sherman Henderson has been a director of the Company since February 1998. Since 1993, Mr. Henderson has been President and CEO of UniDial Communications, a long-distance phone service reseller and full service distributor of telecommunications products and service founded by Mr. Henderson.

      David Kane was appointed Chief Financial Officer of the Company in August 1998. Prior to joining the Company, Mr. Kane was Chief Financial Officer of Grand Havana Enterprises from January 1997 to February 1998. From July 1995 to November 1996, Mr. Kane was the Director of Finance for Virgin Records America. From May 1994 to June 1995, Mr. Kane was the controller of Hemdale Home Video. Prior to such time, Mr. Kane was a certified public accountant with Arthur Andersen & Co.

                                       4.

      In addition to the Company's executive officers and directors, Meir Abramov is a key employee of the Company. Mr. Abramov joined the Company in 1993 and serves as a Vice President of the Company in charge of purchasing and large account sales.

      Directors serve until the next annual meeting or until their successors are elected and qualified, or appointed. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the officers or directors of the Company.

Recent Developments

      In connection with the Note Offering, the Company agreed to appoint two persons designated by the investors in the Note Offering to the Company's Board of Directors. In November 1998, the Company increased the size of the Board to six and appointed John Swinehart and Mark M. Laisure (the persons designated by the investors in the Note Offering) to the Board of Directors.

      The Company also has formed an advisory committee to the Board of Directors in connection with the Note Offering. This committee has no formal powers or responsibilities but will assist the Board of Directors in providing strategic planning for the Company. Members of this committee receive no compensation for service on such committee. The current members of this committee are Mark M. Laisure, John Swinehart, Alan Bluestine, Ben Neman, Stephen Jarrett, Paul Skjodt and David Kane.

      The Company agreed, until December 17, 1999, if so requested by Sands Brothers & Co., Ltd. ("Sands"), the Representative of the underwriters of the Company's initial public offering and the Company's financial advisor, to nominate and use its best efforts to elect a designee of Sands as a director or, at Sands' option, as a non-voting advisor to the Company's Board of Directors. Sands exercised its right to designate Alan M. Bluestine, a managing director of Sands, as a non-voting advisor to the Company's Board of Directors on June 6, 1997.


                                       5.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

      The following table sets forth the compensation for the fiscal years ended December 31, 1995, 1996 and 1997 paid by the Company to its Chief Executive Officer and to each other executive officer of the Company who received compensation in excess of $100,000 for the fiscal year ended December 31, 1997 (the "Named Executive Officers"):

                                                                                   Long-Term
                                                                                  Compensation
                               Annual Compensation(1)                                Awards
                               ----------------------                             ------------
                                                                     Other         Securities
        Name and                                                     Annual        Underlying
   Principal Position          Fiscal Year   Salary($)    Bonus   Compensation    Options (#)
   ------------------          -----------   ---------    -----   ------------    -----------
Ben Neman                        1997         72,000         --
 Chairman of the Board,          1996         72,000         --        --                --
 Chief Executive Officer,        1995         75,000         --        --         12,000 (2)
 and President                                                         --                --
James E. Bunting (3)             1997         70,000     75,000        --                --
 Chief Operating Officer and     1996         35,000         --        --         50,000 (4)
 Executive Vice President        1995             --         --        --                --

----------

(1) The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the foregoing executive officers which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the foregoing executive officers of the Company, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's cash compensation in the table.
(2) The options have an exercise price of $5.50 per share and vest one-third each year for three years.
(3) In March 1998, Mr. Bunting's employment as Chief Operating Officer and Executive Vice President terminated.
(4) The options had an exercise price of $5.00 and were to vest one-third each year for three years. In March 1998, in connection with Mr. Bunting's termination of employment, such options were cancelled.

      There were no options for the purchase of Common Stock exercised by Messrs. Neman or Bunting during the year ended December 31, 1997.

      The following table sets forth information concerning the value of unexercised stock options held by the Named Executive Officers as of December 31, 1997:

                    Aggregated Fiscal Year-End Option Values

                          Number of Securities
                         Underlying Unexercised         Value of Unexercised
                                Options                In-the-Money Options At
                       Held At Fiscal Year-End(#)      Fiscal Year-End ($) (1)
                       ---------------------------   ---------------------------
Name                   Exercisable   Unexercisable   Exercisable   Unexercisable
----                   -----------   -------------   -----------   -------------
Ben Neman                 4,000          8,000          $ 0             $ 0
James E. Bunting (2)     16,667         33,333            0               0

----------


                                       6.

(1) Amounts are shown as the difference between exercise price and fair market value (based on the closing price of $5.00 per share at fiscal year end).
(2) In March 1998, in connection with Mr. Bunting's termination of employment, all of these options were cancelled.

Director Compensation

      Directors do not currently receive any cash compensation for serving on the Board of Directors.

Employment Agreements

      The Company entered into a three-year employment agreement with Ben Neman, the Company's then Chairman of the Board, Chief Executive Officer and President, effective December 1996, which was automatically renewable and provided for an annual base salary of $72,000 per year and such bonus as determined by the Board of Directors. The agreement provided that in the event of termination without cause or as a result of a change in control, Mr. Neman would receive a severance payment equal to his base compensation through the term of the agreement. In November 1998, the Company entered into a new employment agreement with Mr. Neman (the "Neman Agreement") that superseded the prior employment agreement. Pursuant to the Neman Agreement, Mr. Neman will serve as the Chairman of the Board and President of the Company, but will no longer serve as its Chief Executive Officer. Mr. Neman will receive an annual salary of $72,000 and may receive bonuses as determined by the Board of Directors. The term of the Neman Agreement will expire in November 2001; provided, however, that the Neman Agreement may be earlier terminated by the Company under certain circumstances. Upon a termination without cause as defined in the Neman Agreement, the Company will make a severance payment to Mr. Neman of $500,000.

      The Company entered into a three-year employment agreement with James Bunting, the Company's then Chief Operating Officer and Executive Vice President, effective July 1996, which provides for an annual base compensation of $70,000 and such bonus as determined by the Board of Directors. The agreement provided that if Mr. Bunting was terminated without cause (including as a result of a change in control), he would be paid an amount equal to four months of his annual salary as a severance payment. In connection with such employment, the Company granted to Mr. Bunting options to purchase 50,000 shares of Common Stock at an exercise price of $5.00 per share. In March 1998, Mr. Bunting's employment as Chief Operating Officer and Executive Vice President terminated, he resigned from the Board of Directors and he surrendered his options to the Company for cancellation.

      The Company entered into a three-year employment agreement with Meir Abramov, effective as of December 17, 1996, which provided for an annual base compensation of $132,000. In June 1998, Mr. Abramov and the Company agreed to restructure Mr. Abramov's compensation from an annual base compensation of $132,000 to an annual base compensation of $60,000 plus commissions of 8-15% of gross profit on sales effected by Mr. Abramov (with the percentage being dependent upon the type of inventory sold).

Stock Option Plans

      In October 1996, the Company adopted the 1996 Stock Option Plan, as amended (the "1996 Plan"), and in February 1998 the Board of Directors adopted the 1998 Stock Option Plan, as amended (the "1998 Plan"), pursuant to which 460,000 and 540,000 shares of Common Stock, respectively, are currently authorized for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-qualified options. However, until such time as the stockholders of the Company approve the 1998 Plan, only non-qualified stock options can be issued thereunder.


                                       7.

      Under the 1996 Plan and the 1998 Plan (the "Plans"), ISOs may be granted to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

      The Plans are intended to qualify under Rule 16b-3 under the Securities Exchange Act of 1934, and are administered by the Board of Directors. The Board of Directors, within the limitations of the Plans, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, and the time, manner and form of payment upon exercise of an option. Unless sooner terminated the 1996 Plan and the 1998 Plan will expire in October 2006 and February 2008, respectively.

      ISOs granted under the Plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company) may not exceed $100,000. Non-qualified options granted under the Plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant. Options granted under the Plans will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). All options granted under the Plans are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

      The Plans contain anti-dilution provisions authorizing appropriate adjustments in certain circumstances. Shares of Common Stock subject to options which expire without being exercised or which are canceled as a result of the cessation of employment are available for further grants. No shares of Common Stock of the Company may be issued to any optionee until the full option price has been paid. The Board may grant individual options under the Plans with more stringent provisions than those specified in the Plans.

      Options to purchase 70,250 shares of Common Stock are outstanding under the 1996 Plan. Of such options, 12,000 were granted to Ben Neman at $5.50 per share. The options vest one-third each year over a period of three years. In October 1996, the Company granted to each of Vinay Sharma and James Bunting options to purchase 50,000 shares of Common Stock at $5 per share. Messrs. Sharma and Bunting surrendered such options to the Company for cancellation in March 1998. A total of 389,750 shares are available for future grant under the 1996 Plan.

      Options to purchase 400,000 shares of Common Stock are outstanding under the 1998 Plan. Of such options, options to purchase 100,000 shares of Common Stock were granted at $3.81 per share to J. Sherman Henderson, options to purchase 50,000 shares of Common Stock at $.375 per share were granted to David Kane, and options to purchase 50,000 shares of Common Stock at $4.375 per share and 50,000 shares at $.375 per share were granted to Stephen Jarrett. In March 1998, the Company granted to Vinay Sharma options to purchase 100,000 shares of Common Stock at $3.81 per share, and Mr. Sharma surrendered such options to the Company for cancellation in June 1998. A total of 140,000 shares are available for future grant under the 1998 Plan.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended December 31, 1997, the full Board of Directors decided all matters related to compensation. The members of the Board of Directors for the year ended December 31, 1997 were Ben Neman, James Bunting, Vinay Sharma and Elliot Broidy. Mr. Neman served as Chairman of the Board, Chief Executive Officer and President of the Company during 1997. In November 1998, Mr. Neman resigned


                                       8.

from the office of Chief Executive Officer, although he remains the Company's Chairman of the Board and President. Mr. Bunting served as Chief Operating Officer and Executive Vice President of the Company during 1997. In March 1998, Mr. Bunting's employment as Chief Operating Officer and Executive Vice President terminated and he resigned from the Board of Directors. There are no interlocks between the Company and other entities involving the Company's executive officers and directors who served as executive officers or board members of other entities.

Report of the Board of Directors on Executive Compensation

      The full Board of Directors decides all matters related to the compensation of the executive officers of the Company. For the year ended December 31, 1997, the Board of Directors was comprised of Ben Neman, Vinay Sharma, James Bunting and Elliot Broidy. Mr. Neman served as Chairman of the Board, Chief Executive Officer and President of the Company and Mr. Bunting served as Chief Operating Officer and Executive Vice President of the Company during 1997. The current Board of Directors consists of Mr. Neman, John Swinehart, Vinay Sharma, Stephen Jarrett, J. Sherman Henderson and Mark M. Laisure. Messrs. Swinehart and Laisure became directors in November 1998, Mr. Jarrett became a director in March 1998 and Mr. Henderson became a director in February 1998. Mr. Neman serves as the Chairman of the Board and President of the Company. Mr. Swinehart serves as the Chief Executive Officer of the Company. Mr. Jarrett serves as Executive Vice President of the Company.

      The Company entered into a three-year employment agreement with Ben Neman, the Company's then Chairman of the Board, Chief Executive Officer and President, effective December 1996 (the "1996 Agreement"). Mr. Neman's compensation for 1997 was governed by such agreement, which agreement was superseded by a new three-year employment agreement in November 1998. See "Compensation of Directors and Executive Officers -- Employment Agreements." Under the 1996 Agreement, Mr. Neman received an annual salary of $72,000 per year and such bonus as determined by the Board of Directors. In determining the salary and bonus for the Chief Executive Officer, the Board of Directors based its decisions upon the performance of the Company, as well as a review of the performance of the Chief Executive Officer. During 1997, the Company performed substantially below its performance during 1996, and the Board of Directors did not award any bonus to Mr. Neman for 1997. Mr. Neman did not participate in any decisions by the Board of Directors concerning the compensation of the Chief Executive Officer.

      The Company entered into a three-year employment agreement with James Bunting, the Company's then Chief Operating Officer and Executive Vice President, effective July 1996. Mr. Bunting's compensation for 1997 was governed by such agreement, which provided for an annual salary of $70,000 per year and such bonus as determined by the Board of Directors. In determining the salary and bonus for the Chief Operating Officer, the Board of Directors based its decisions upon the performance of the Company, as well as a review of the performance of the Chief Operating Officer. During 1997, the Company performed substantially below its performance during 1996, and the Board of Directors did not award Mr. Bunting any bonus for 1997. Mr. Bunting did not participate in any decisions by the Board of Directors concerning the compensation of the Chief Operating Officer. In March 1998, Mr. Bunting's employment as Chief Operating Officer and Executive Vice President terminated and he resigned from the Board of Directors.

      The Company entered into a three-year employment agreement with John C. Snyder II, the Company's then Chief Financial Officer and Vice President, effective April 1997. Mr. Snyder's compensation for 1997 was governed by such agreement, which provided for an annual salary of $70,000 per year and an annual bonus of $50,000. In providing for this salary and bonus for the Chief Financial Officer, the Board of Directors based its decisions upon the market rate of compensation for chief financial officers in similarly situated companies and upon the experience and qualifications of Mr. Snyder. In March 1998, Mr. Snyder's employment as Chief Financial Officer terminated.

      The Company believes that equity ownership by executive officers provides incentive to build stockholder value and aligns the interests of executive officers with the interests of stockholders. Upon the


                                       9.

hiring of executive officers and other key employees, the Board of Directors will typically recommend stock option grants to those persons under the Company's stock option plans, subject to applicable vesting periods. Thereafter, the Board of Directors will consider awarding grants on a periodic basis. The Board of Directors believes that these additional grants will provide an incentive for executive officers to remain with the Company. Generally, options will be granted at the market price of the Common Stock on the date of grant and, consequently, will have value only if the price of the Common Stock increases over the exercise price. In determining the size of the periodic grants, the Board of Directors will consider various factors, including the amount of any prior option grants, the executive's or employee's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year. During 1997, the Company did not issue stock options to the Named Executive Officers.

      Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

      The compensation paid to the Company's executive officers for the year ended December 31, 1997 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company's executive officers for 1998 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Board of Directors has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Board of Directors will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy and the Company's best interests.

      The foregoing report on executive compensation is provided by the Board of
Directors:

                                    Ben Neman
                                  Vinay Sharma
                              J. Sherman Henderson
                                 Stephen Jarrett
                                 John Swinehart
                                 Mark M. Laisure


                                       10.

Performance Graph

      The chart below sets forth a line graph comparing the performance of the Company's Common Stock against Nasdaq Market Index and the Media General Financial Service's Electronics Wholesale Index ("MG Group Index") for the period from December 18, 1996 (the date on which the market price of the Company's shares was first quoted by the Nasdaq SmallCap Market following the Company's initial public offering) through December 31, 1997. The indices assume that the value of an investment in the Company's Common Stock and each index was 100 on December 18, 1996 and that dividends were reinvested.

                               [GRAPHIC OMITTED]

     [THE FOLLOWING TABLE WAS DEPICTED AS A GRAPH IN THE PRINTED MATERIAL.]

                                        12/18/96      12/31/96      12/31/97
--------------------------------------------------------------------------------
   Intellicell Corp.                     100.00        111.32         75.47
--------------------------------------------------------------------------------
   MG Group Index                        100.00        100.00        108.94
--------------------------------------------------------------------------------
   Nasdaq Market Index                   100.00        100.00        122.32
--------------------------------------------------------------------------------


                                       11.

                              CERTAIN TRANSACTIONS

      Between January 1, 1995, and June 30, 1996, the Company made aggregate non-interest bearing advances to Mr. Neman of $454,145. In December 1996, the Company repurchased 36,000 shares of Common Stock from Mr. Neman in consideration of the cancellation of $180,000 of such indebtedness, and Mr. Neman repaid the remaining balance of such indebtedness.

      Excess S corporation distributions for the year ended December 31, 1996, made to Mr. Neman in the amount of $454,000 were repaid by the delivery to the Company for cancellation of 101,562 shares of the Company's Common Stock held by Mr. Neman. The shares of Common Stock delivered by Mr. Neman were valued at the initial public offering price of the Common Stock, less underwriting discounts and commissions.

      In 1996, Mr. Neman personally guaranteed up to $500,000 of the Company's indebtedness to CIT, the Company's former finance company. This guarantee was released in April 1997.

      Cellular Specialists, a company controlled by Mr. Neman's brother, is a customer of the Company. For the year ended December 31, 1997, the Company sold $254,000 of cellular products to Cellular Specialists on terms no less favorable than to an unaffiliated third party. For the ten months ended October 30, 1998, the Company made sales of $250,000 to Cellular Specialists on terms no less favorable than to an unaffiliated party. $150,000 of such sales have not been timely paid and remain as accounts receivable. In December 1996, the Company granted options to purchase 35,000 shares of Common Stock at an exercise price of $5.00 per share to Mr. Neman's brother in consideration for advisory services rendered to the Company.

      Digicell International Inc. ("Digicell"), a company controlled by two of Mr. Neman's cousins, is a customer and a supplier to the Company. For the year ended December 31, 1997, the Company sold to Digicell $1,455,000 and purchased from Digicell $299,000 of cellular products on terms no less favorable to the Company than could be obtained from an unaffiliated third party. For the nine months ended September 30, 1998, the company purchased from Digicell approximately $750,000 of cellular products and sold to Digicell approximately $1,475,000 of cellular products on terms no less favorable to the Company than could be obtained from an unaffiliated third party.

      Vinay Sharma, a director of the Company, is a partner with the law firm Sharma & Herron, one of the Company's attorneys. The Company paid such firm approximately $14,000 during the year ended December 31, 1997, for legal services rendered. In March 1998, options to purchase 50,000 shares of Common Stock at $5.00 per share, which were granted to Mr. Sharma in October 1996 under the 1996 Plan, were cancelled. In March 1998, options to purchase an aggregate of 100,000 shares of Common Stock at $3.81 per share were granted to Mr. Sharma under the 1998 Plan, although such options were subsequently cancelled in June 1998.


                                       12.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 30, 1998, by
(i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each Named Executive Officer; (iii) each of the Company's directors and director nominees; and (iv) all executive officers, directors and director nominees of the Company as a group.

                                                  Amount and
                                                  Nature of
                                                  Beneficial         Percent of
            Name and Address(1)                   Ownership          Ownership
------------------------------------------     ----------------      ----------
Ben Neman.................................      1,900,438 (2)            43%
Vinay Sharma..............................             --                 --
J. Sherman Henderson......................             20,000              *
John Swinehart............................             -- (3)             --
Mark M. Laisure...........................             -- (4)             --
Stephen Jarrett...........................             --                 --
James E. Bunting..........................             --                 --
All executive officers and directors
 as a group (7 persons)...................          1,920,438            43%

----------

*     Less than one percent.
(1) Except as otherwise indicated, the address of each stockholder is c/o the Company at 9314 Eton Avenue, Chatsworth, California 91311.
(2) Includes 217,000 shares of outstanding Common Stock transferable upon exercise of options granted by Mr. Neman to Meir Abramov, Vice President of the Company. Also, includes options to purchase 8,000 shares of Common Stock which are exercisable within 60 days.
(3) Upon stockholder approval of Proposal 2 of this Proxy Statement, the Company will grant to Mr. Swinehart options to purchase 200,000 shares of Common Stock. Of such options, options to purchase 166,667 shares of Common Stock will be immediately exercisable and options to purchase the remaining 33,333 shares will only vest and be exercisable upon and pro rata to the extent the Warrants (as defined in Proposal 2) are actually exercised.
(4) Upon stockholder approval of Proposal 2 of this Proxy Statement, the Company will grant to Mr. Laisure options to purchase 200,000 shares of Common Stock. Of such options, options to purchase 166,667 shares of Common Stock will be immediately exercisable and options to purchase the remaining 33,333 shares will only vest and be exercisable upon and pro rata to the extent the Warrants (as defined in Proposal 2) are actually exercised.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

      On April 9, 1997, Richard A. Eisner & Company, LLP ("Eisner"), the accounting firm that audited the Company's financial statements at December 31, 1994 and 1995, and for the years ended December 31, 1993, 1994 and 1995, resigned as the Company's independent auditor. The report of Eisner for the fiscal years ended December 31, 1993, 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the audit period for the fiscal years ended December 31, 1993, 1994 and 1995, and during the interim period prior to Eisner's resignation, there were no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. However, in its letter of resignation addressed to the Company's Board of Directors, Eisner concluded that it was "unable to rely on the integrity


                                       13.

of management." In a subsequent letter filed as an Exhibit to the Company's Current Report on Form 8-K, Eisner stated that its resignation followed an expanded scope investigation in response to allegations with respect to the 1996 financial statements made to Eisner by the Company's controller, and that during Eisner's investigation evidence came to its attention that contradicted statements made to Eisner by management. The investigation was resolved favorably by independent auditors hired by the Company's audit committee.

      Effective April 19, 1997, the Company engaged BDO Seidman, LLP ("BDO Seidman") as independent auditors to audit the Company's annual financial statements. During the Company's two fiscal years and the subsequent interim period prior to the engagement of BDO Seidman, neither the Company nor any person acting on behalf of the Company consulted BDO Seidman regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matters that were either the subject of a disagreement or a reportable event.

      On May 20, 1998, the Audit Committee of the Company and BDO Seidman agreed that BDO Seidman would not stand for reelection as the Company's independent accountants. The Company's decision was in furtherance of its cost cutting strategies. BDO Seidman's report on the Company's financial statements during the two most recent fiscal years contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years, there were no disagreements between the Company and BDO Seidman on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

      On May 20, 1998, the Company engaged the services of Hollander, Lumer & Co. LLP as independent auditors to audit the Company's financial statements.

                                  PROPOSAL 2 -
              PROPOSAL TO RATIFY THE COMPANY'S PRIVATE PLACEMENT OF
               $1,500,000 PRINCIPAL AMOUNT OF THREE-YEAR UNSECURED
            AND SUBORDINATED CONVERTIBLE NOTES AND TO APPROVE CERTAIN
                          TRANSACTIONS RELATED THERETO

      In November 1998, the Company completed a private placement (the "Note Offering") of $1,500,000 principal amount of three-year unsecured and subordinated convertible notes (the "Notes") to a small group of accredited investors (the "Investors"). Each Note bears interest at the rate of 2% per annum and each $1 of principal of the Notes will be convertible, at the Company's option (which it intends to exercise immediately) if and when the Company's stockholders ratify this Proposal 2, into one share of Common Stock and a redeemable warrant to purchase two-thirds of a share of Common Stock at $1 per share (the "Warrants"). The proceeds of the Note Offering increased the Company's working capital and will be used for general corporate purposes, including, but not limited to, increasing the Company's digital-based cellular telephone inventory.

      Ratification of the Note Offering by the Company's stockholders is being sought to satisfy a Nasdaq listing requirement applicable to this Note Offering. Should the stockholders fail to ratify this Proposal 2, the Notes will continue to be outstanding under their existing terms but will not be convertible into Common Stock or Warrants, and the failure by the stockholders to ratify the Note Offering will require the Company to seek additional equity to increase its net worth above the minimum required by Nasdaq or the Company may face delisting from the Nasdaq SmallCap Market.


                                       14.

Background

      The Note Offering, which was unanimously approved by the Board of Directors, was consummated by the Company for the following reasons:

      (a) Bank financing requirements. The Company had been in default from time to time under the terms of its line of credit with Bank of America, which had been steadily reducing the amount of credit it would provide to the Company. Although the Company secured an extension of the termination date of this line of credit to November 30, 1998, the Company did not believe any further extensions of the line of credit would be forthcoming. Termination of the line of credit without a comparable replacement would have a severe impact upon the Company's financial condition. The Company had been experiencing difficulty in securing a commitment from a financial institution to replace the Bank of America line of credit on acceptable terms. The Company's belief that completion of the Note Offering or another equity financing would materially assist it in obtaining a replacement line of credit was a significant consideration in its decision to consummate the Note Offering.

      The Company has used a portion of the proceeds from the Note Offering to pay in full the outstanding balance under the line of credit with Bank of America.

      (b) Need for additional working capital. The Company, as a wholesale distributor of cellular telephones and accessories, has relied on sales of analog-based product. However, starting in 1997 and continuing in 1998, the domestic cellular phone market migrated from analog to digital technologies. This transition significantly reduced the Company's revenues in 1998 as compared to 1997. This erosion in revenues, despite aggressive cost cutting measures, has resulted in net operating losses for 1997 and the nine months ended September 30, 1998. These operating losses, in turn, have negatively impacted the Company's working capital.

      As with most wholesalers of highly competitive electronics, the Company's margins are low. Profitability is highly dependent on sales volume. Management believes that in order for the Company to return to profitability, it must obtain working capital to expand the scope of its operations with digital inventory. As described above, the Company's options for bank financing have been limited. The availability of equity, especially given the recent volatility of the equity markets, also has been limited. In the opinion of management, the Note Offering offered the best and possibly only viable source of financing then available to the Company to provide needed working capital.

      (c) Value added investor relationships. Management believes that the Investors will provide added value to the Company. In connection with the Note Offering, John Swinehart, recommended by the Investors, became the Company's Chief Executive Officer, and the Investors have provided two new members for the Company's Board of Directors. The Investors have established relationships with many key members of the cellular telephone industry, investment community and banking industry. The Company believes that this network of relationships will provide additional assistance for the Company.

Advantages to Conversion of the Notes

      The Company is seeking stockholder approval of the Note Offering so that the Company will have the option of converting the Notes into Common Stock and Warrants. This conversion will have the following advantages for the Company:

      (a) Improve current equity base. Conversion of the Notes will provide additional immediate equity for the Company, while eliminating a significant long-term obligation of the Company to repay the Notes in three years. The Company believes that a stronger equity base will assist the Company in raising additional


                                       15.

equity or debt financing, to the extent it may be needed to support any future growth of the Company's operations, and will assist the Company in strengthening its relationships with customers and suppliers. Moreover, the Company requires additional equity to increase its net worth above the minimum $2,000,000 net worth required for continued listing on the Nasdaq SmallCap Market. As of September 30, 1998, the Company's net worth totalled $1,808,000. Upon stockholder approval of this Proposal 2, the Company's net worth will increase to above the minimum $2,000,000 net worth requirement of the Nasdaq SmallCap Market. If this Proposal 2 is not approved, the Company will seek alternative means of obtaining additional equity or face delisting from the Nasdaq SmallCap Market. Since the effective conversion price of the Notes into shares of Common Stock is substantially higher than the current book value of the Common Stock and approximates the recent trading price of the Common Stock prior to the closing of the Note Offering, the Company believes that the conversion of the Notes will not be dilutive to the existing stockholders of the Company. Moreover, subject to stockholder approval of this Proposal 2, holders of the Company's existing publicly-held warrants will have the exercise price of such warrants reduced to $1 per share and holders of the Common Stock will receive new warrants to purchase shares of Common Stock at $1 per share.

      (b) Provide a potential source of future capital. The Warrants may provide an additional low-cost source of capital at a price that the Company considered to be non-dilutive at the time of the closing of the Note Offering to the Company's existing stockholders. The Company's right to redeem the Warrants under certain circumstances if the Common Stock trades above $2 per share may also reduce the risk that the Warrants may be exercised by the holders of such Warrants at a time when such exercise would be highly dilutive to the Company's other stockholders.

The Notes

      Each Note is a three-year unsecured and subordinated convertible note that bears interest at the rate of 2% per annum. Each $1.00 principal amount of a Note will be convertible, at the Company's option if and when the Company's stockholders approve this Proposal 2, into one share of Common Stock and one redeemable Warrant to purchase two-thirds of one share of Common Stock at a price of $1.00 per share. Interest on the Notes accrues and is due and payable, with the principal, in November 2001. Upon conversion of the Notes, accrued interest will be paid to the holders in cash. The Notes are unsecured and subordinated to all other indebtedness of the Company which may at any time and from time to time be outstanding. The Notes are prepayable at any time by the Company. Upon an event of default under the Notes, the Notes will thereafter bear interest at the rate of 10% per annum.

      As with the outstanding shares of Common Stock, the shares of Common Stock issuable upon conversion of the Notes (the "Shares") will, upon issuance, be fully paid and non-assessable and will entitle the holder to rights equal to the rights of the holders of the outstanding shares of Common Stock, including the right to vote on all matters submitted to a vote of stockholders.

      Each Warrant issuable upon conversion of the Notes will be exercisable at any time from issuance until three years thereafter at a price of $1.00 per share. At any time after the shares underlying the Warrants (the "Warrant Shares") have been registered for resale under the Securities Act of 1933, as amended (the "Securities Act"), the Company will have the right to redeem the Warrants in whole or in part at a price of $0.01 per Warrant, by written notice mailed at least 30 days before the specified redemption date; provided, however, that such notice may only be given following a period of 20 consecutive trading days during which the closing bid price for the Common Stock has exceeded $2.00 per share on each such day. If the Warrants are called for redemption, they must be exercised prior to the close of business on the redemption date, or else the right to exercise such Warrants and to purchase the Warrant Shares will be forfeited.


                                       16.

      At the closing of the Note Offering in November 1998 (the "Closing"), the Company and the Investors entered into a Registration Rights Agreement pursuant to which the Company will file a registration statement with the Securities and Exchange Commission with respect to, among other securities, the Shares and the Warrant Shares (collectively, the "Registrable Shares"), within 90 days following the Closing and will use its reasonable best efforts to have such registration statement declared effective as soon as possible thereafter and to keep such registration statement effective for four years following the Closing. The Notes and the Common Stock and Warrants issuable upon conversion of the Notes, may not be transferred unless such securities are registered pursuant to the Securities Act or are exempt from such registration.

      The Company will bear all costs with respect to the preparation and filing of the registration statement. The Company will indemnify the holders of the Registrable Shares for any liability incurred by the holders of the Registrable Shares arising out of or based upon an untrue statement of the Company contained in the respective registration statement or material omission by the Company to state therein a material fact required to be stated therein or necessary to make the statement not misleading.

Related Transactions

      In connection with the Note Offering, and subject to stockholder approval of this Proposal 2, the Company will effect each of the following transactions in addition to the Note Offering.

      (a) The Grant of Options to Purchase 600,000 Shares of Common Stock to New Management and a Representative of Investors. The Company will grant options to purchase a total of 600,000 shares of Common Stock at $1 per share to new management personnel and a representative of the Investors in the Note Offering as a finders fee.

      The options for management are needed to provide appropriate incentives to the new senior members of the Company's management team. John Swinehart, the Company's new Chief Executive Officer will be granted options to purchase 200,000 shares of Common Stock. The options will expire ten years after issuance and 5/6ths of such options will be immediately exercisable. The remaining 1/6th of such options will only vest and be exercisable upon and pro rata to the extent that the Warrants issuable upon conversion of the Notes are actually exercised.

      The Company will grant to Mark M. Laisure in connection with his becoming a director of the Company an option to purchase 200,000 shares of Common Stock. The Company also will grant to Paul Skjodt, as a finders fee for identifying investors for the Note Offering, an option to purchase 200,000 shares of Common Stock. The options granted to Messrs. Laisure and Skjodt will expire ten years after issuance and 5/6ths of such options will be immediately exercisable. The remaining 1/6th of such options will only vest and be exercisable upon and pro rata to the extent that the Warrants issuable upon conversion of the Notes are actually exercised.

      Issuance of shares of Common Stock upon exercise of the foregoing options into Common Stock may have a dilutive effect on the Company's stockholders. Capital received from any exercise of the options will be used for general corporate purposes. The options will contain protection against dilution from stock dividends, stock splits, reclassifications and similar transactions.

      (b) The Grant of Options to Two Directors and the Repricing of Options Held by Two Directors. The Company will grant to Vinay Sharma stock options to purchase 100,000 shares of Common Stock at $1


                                       17.

per share and has granted to Stephen Jarrett, subject to stockholder approval of this Proposal 2, stock options to purchase 50,000 shares of Common Stock at $.375 per share under the Company's 1998 Plan. The options granted to Mr. Sharma will expire in five years and vest twelve months after issuance. The options granted to Mr. Jarrett expire ten years after issuance and vest one-third each year for three years. In the event this Proposal 2 is not approved by the stockholders, the options granted to Mr. Jarrett to purchase 50,000 shares of Common Stock will be cancelled.

      The Company also will reprice from $3.81 per share to $1.00 per share options held by J. Sherman Henderson to purchase 100,000 shares of Common Stock and from $4.375 per share to $1 per share options held by Stephen Jarrett to purchase 50,000 shares of Common Stock. The options held by Mr. Henderson expire in five years and vest twelve months after issuance. The options held by Mr. Jarrett expire in ten years and vest one-third each year for three years. The repriced options will be re-valued at the time of repricing and, accordingly, there may be a charge to earnings taken upon the repricing.

      The grants of shares to Messrs. Sharma and Jarrett and repricing of options held by Messrs. Henderson and Jarrett are intended to provide appropriate incentives to the foregoing directors and officers, since directors do not receive cash compensation for serving on the Board of Directors and Mr. Jarrett's salary as an officer is below what the Company believes is an industry comparable level. The Company has not previously repriced any options held by any of its officers or directors. The foregoing transactions constitute one-time actions and not an on-going obligation or program to compensate directors or Mr. Jarrett. Capital received from any exercise of the options will be used for general corporate purposes. Issuance of shares of Common Stock upon exercise of the foregoing options may have a dilutive effect on the Company's stockholders.

      (c) The Repricing of the Exercise Price of Existing Publicly-Held Warrants and the Issuance to Existing Stockholders of New Warrants to Purchase Common Stock. In December 1997, the Company issued a dividend in the form of a warrant (the "Public Warrants") to all of its stockholders (except for Ben Neman, the Company's Chairman of the Board and President). The Public Warrants entitle the holders to purchase one-half share of Common Stock at $4 per share for each Warrant held. The Company will reprice the Public Warrants to an exercise price of $1 per share, with each Public Warrant being exercisable for one-half share of Common Stock. In addition, the Company will issue new warrants (the "New Public Warrants") to all holders of the Company's outstanding shares of Common Stock (except Ben Neman) to purchase one share of Common Stock at $1 per share for each two shares of Common Stock held by such stockholders. The New Public Warrants will be issued as a stock dividend of one New Public Warrant for each two shares of Common Stock outstanding (other than shares held by Ben Neman). The Public Warrants are not publicly traded and the New Public Warrants are not expected to be publicly traded. Neither the Public Warrants nor the New Public Warrants will be transferable unless pursuant to registration under the Securities Act or an exemption therefrom.

      There are currently 1,261,732 Public Warrants outstanding and there will be approximately 1,261,732 New Public Warrants issued if the stockholders approve this Proposal 2. The Public Warrants expire on December 10, 2000 and the New Public Warrants will expire on the date three years after their issuance. The Public Warrants are not, and neither the Public Warrants nor the New Public Warrants will be, exercisable until the shares of Common Stock underlying such warrants are registered under the Securities Act. The Public Warrants are, and the New Public Warrants will be, protected against dilution in the event of stock splits, stock dividends or reclassifications. Upon a merger or consolidation of the Company in which the Company is not the surviving corporation, the Public Warrants entitle, and the New Public Warrants will entitle, the holder to the kind and number of shares or amount of consideration receivable by a holder of the number of shares of Common Stock which the holder of such warrants is entitled to purchase.


                                       18.

      The Public Warrants are redeemable by the Company at any time upon 30 days written notice at a price of $0.10 per warrant, provided that the closing bid price of the Common Stock on all 20 of the trading days ending on the third day prior to giving notice has been equal to or greater than $7 per share. The New Public Warrants will be redeemable by the Company at any time upon 30 days written notice at a price of $.01 per warrant, provided the closing bid price of the Common Stock for a period of 20 consecutive trading days has exceeded $2.00 per share on each such day. The Public Warrants may not be redeemed and the New Public Warrants will not be redeemable prior to the time the warrants become exercisable.

      The repricing of the Public Warrants and the issuance of the New Public Warrants are designed to afford the Company's existing equity holders an opportunity to acquire additional shares of Common Stock at the same price as the Investors in the Note Offering, and to encourage future exercises of warrants to raise further capital for the Company. Proceeds from the exercise, if any, of the Public Warrants and New Public Warrants will be used for general corporate purposes. The only stockholder who will not receive New Public Warrants is Ben Neman, who currently owns approximately 43% of the outstanding shares of Common Stock and who fully supports the repricing of the Public Warrants and the issuance of the New Public Warrants as being in the best interests of the Company and its stockholders.

      (d) The Issuance to the Company's Financial Advisor of a Three-Year Warrant to Purchase 150,000 Shares of Common Stock and the Cancellation of an Outstanding Option to Purchase 100,000 Shares of Common Stock. Sands Brothers & Co., Ltd. ("Sands") has been serving as the Company's financial advisor. The Company has agreed to pay Sands $50,000 plus expenses for these services. For financial advisory services provided by Sands in connection with the Note Offering, the Company also will, subject to stockholder approval of this Proposal 2, issue to Sands a three-year warrant to purchase 150,000 shares of Common Stock at $1 per share (the "Sands Warrant") and to cancel an existing option held by Sands to purchase 100,000 shares of Common Stock at $3.813 per share. The option, which was issued to Sands in March 1998 in consideration of advisory services, vests after twelve months and will expire after five years. The shares of Common Stock issuable upon exercise of the Sands Warrant will be registered for resale under the Securities Act, together with the Registrable Shares relating to the Note Offering.

Voting; Lock-Up Agreement

      In connection with the Note Offering, Ben Neman, who owns approximately 43% of the outstanding shares of Common Stock, has executed an irrevocable letter pursuant to which Mr. Neman commits to voting his shares in favor of this Proposal 2. Mr. Neman also has entered into a lock-up agreement with Sands pursuant to which Mr. Neman has agreed not to sell or otherwise dispose of any shares of Common Stock, without the consent of Sands, for a period of twelve months from the Closing and not to pledge any such shares during the six month period following the Closing. However, Mr. Neman can sell, subject to the volume limitations of Rule 144, an unlimited number of shares at a price of $3 per share or more, and may sell during each three month period during the term of the lock-up at a price below $3 per share, the lesser of (i) 25,000 shares and
(ii) the difference between (x) 25,000 times the three month period number (1, 2, 3 or 4) of the lock-up period and (y) the aggregate number of all shares sold by Mr. Neman during the lock-up period. Mr. Neman will be free of the twelve month restriction noted above, and may sell all of his shares of Common Stock (which will be included in the registration statement to be filed pursuant to the Registration Rights Agreement), in the event his employment as Chairman of the Board and President of the Company terminates other than for cause. See "Compensation of Directors and Executive Officers -- Employment Agreements." The foregoing $3 selling price for Mr. Neman's shares does not represent either a target or projected future trading price by the Company for the Common Stock. In addition, Mr. Neman has agreed not to sell shares pursuant to the registration statement (which is contemplated to be filed with the SEC following the Closing) while his employment remains in effect or during the remaining term of his employment agreement if his employment is terminated by the Company for cause (as defined in such agreement).


                                       19.

Nasdaq Stockholder Approval Requirements

      The Common Stock is currently traded on the Nasdaq SmallCap Market. The rules of The Nasdaq Stock Market require that the Company obtain stockholder approval in connection with any private placement of securities if such securities are convertible into or exercisable for Common Stock at less than market value and if the total number of shares of Common Stock issuable upon the conversion equals or exceeds 20% of the number of shares of Common Stock outstanding before the issuance. The Notes are convertible into 1,500,000 shares of Common Stock, or approximately 34% of the shares of Common Stock outstanding before the Closing. In addition, the Company intends to grant the options and issue the warrants described in "Related Transactions" above, all of which are exercisable for or convertible into Common Stock. In order to assure compliance with the above-referenced Nasdaq rules, the Company agreed with Nasdaq that the Company would obtain stockholder ratification of the Note Offering and approval of the transactions related thereto prior to the conversion of the Notes, granting of the options and issuance of the warrants. The Company is requesting that the holders of the Common Stock ratify the Note Offering and approve the transactions related thereto, and authorize the Company to convert the Notes into Common Stock and Warrants. No further authorization or vote of the holders of the Common Stock will be sought or required with respect to the subsequent issuance of Common Stock and Warrants upon the conversion of the Notes, for the issuance of Common Stock upon exercise of the Warrants or for the granting of the options and issuance of the warrants described under "Related Transactions" above. The foregoing issuances of shares of Common Stock may be dilutive to the interests of the holders of the currently outstanding shares of Common Stock.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE COMPANY'S PRIVATE PLACEMENT OF $1,500,000 PRINCIPAL AMOUNT OF THREE-YEAR UNSECURED AND SUBORDINATED CONVERTIBLE NOTES AND TO APPROVE CERTAIN TRANSACTIONS RELATED THERETO

                                  PROPOSAL 3 -
                PROPOSAL TO RATIFY THE ADOPTION OF THE COMPANY'S
                             1998 STOCK OPTION PLAN

      In February 1998, the Company's Board of Directors unanimously adopted and approved the Company's 1998 Stock Option Plan and amended the plan in November 1998 (as amended, the "1998 Plan"). The purpose of the 1998 Plan is to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The full text of the 1998 Plan appears as Exhibit 1 to this Proxy Statement and the description of the 1998 Plan herein is qualified by reference to the text of the 1998 Plan.

Description of the 1998 Plan

      The key terms of the 1998 Plan are outlined below.

      The 1998 Plan provides for the grant of options to officers, directors, other key employees and consultants of the Company to purchase up to an aggregate of 540,000 shares of Common Stock. The 1998 Plan is to be administered by the Board of Directors or a committee of the Board, and is currently


                                       20.

administered by the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1998 Plan. The Company has formed a 162(m) committee consisting of two outside directors which may determine the grants, including the terms and conditions, of options to executive officers. Options granted under the 1998 Plan may be "incentive stock options" as defined in Section 422 of the Code, or nonqualified options, and will be designated as such. Options covering no more than 432,000 shares of Common Stock may be granted to any one employee in any twelve month period.

      The exercise price of incentive stock options may not be less than 100% of the fair market value of the Company's Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may become exercisable in any one year pursuant to incentive stock options under the 1998 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1998 Plan at an exercise price less than the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired upon exercise of such options in any one year.

      In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (one year in the case of termination by reason of death or disability) following termination of employment.

      Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1998 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1998 Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1998 Plan is effective for ten years, unless sooner terminated or suspended.

Certain Federal Income Tax Consequences

      Incentive stock options under the 1998 Plan are afforded favorable federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee's sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.


                                       21.

      All other options granted under the 1998 Plan are nonstatutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. Recently enacted legislation provides for reduced tax rates for long-term capital gains based on the taxpayer's income and the length of the taxpayer's holding period.

      Subject to the limits on deductibility of employee remuneration under
Section 162(m) of the Code, the Company will generally be entitled to a tax deduction in the amount that an optionee recognizes as ordinary income with respect to an option. Options granted to executive officers under the 1998 Plan are intended to qualify as performance-based compensation for purposes of
Section 162(m) of the Code, and the Company will generally be entitled to a tax deduction in the amount recognized by such officers upon exercise of the options. No tax authority or court has ruled on the applicability of Section 162(m) to the 1998 Plan and any final determination of the deductibility of amounts realized upon exercise of an option granted under the 1998 Plan could ultimately be made by the Internal Revenue Service or a court having final jurisdiction with respect to the matter. The Company retains the right to grant options under the 1998 Plan in accordance with the terms of the 1998 Plan regardless of any final determination as to the applicability of Section 162(m) of the Code to these grants.

      The Board of Directors may suspend, terminate, modify or amend the 1998 Plan, provided that any amendment that would increase the aggregate number of shares which may be issued under the 1998 Plan, materially increase the benefits accruing to participants under the 1998 Plan, or materially modify the requirements as to eligibility for participation in the 1998 Plan, shall be subject to the approval of the Company's stockholders, except that any such increase or modification that may result from anti-dilution adjustments does not require stockholder approval. No suspension, termination, modification or amendment of the 1998 Plan may, without the consent of the participant to whom an option has already been granted, affect the rights of such participant under such option.

      The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee's death.

Participation in the 1998 Plan

      Four executive officers, six directors and approximately 17 employees will be eligible to participate in the 1998 Plan. Options to purchase an aggregate of 400,000 shares of Common Stock are outstanding under the 1998 Plan. Of such options, options to purchase 100,000 shares of Common Stock were granted at $3.81 per share to J. Sherman Henderson, options to purchase 50,000 shares of Common Stock were granted at $.375 per share to David Kane, and options to purchase 50,000 shares of Common Stock at $4.375 and 50,000 shares at $.375 were granted to Stephen Jarrett. Under the 1998 Plan, outstanding options to purchase 150,000 shares of Common Stock are held by current executive officers of the Company, outstanding options to purchase 100,000 shares of Common Stock are held by current directors of the Company who are not also executive officers, and outstanding options to purchase 50,000 shares of Common Stock are held by employees of the Company. Additional future grants to eligible persons are not currently determinable.


                                       22.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE ADOPTION OF THE COMPANY'S 1998 PLAN.

                                  PROPOSAL 4 -
           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has appointed Hollander, Lumer & Co. LLP as independent auditors of the Company's financial statements for the fiscal year ending December 31, 1998 subject to ratification by the stockholders. A representative of Hollander, Lumer & Co. LLP will be available at the Annual Meeting to respond to appropriate questions or make other statements such representative deems appropriate. A representative of Richard A. Eisner & Company, LLP will not be available at the Annual Meeting.

      Stockholder ratification of the selection of Hollander, Lumer & Co. LLP as the Company's independent auditors is not required by the Company's bylaws or otherwise. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF HOLLANDER, LUMER & CO. LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during the fiscal year ended December 31, 1997, its directors, officers and 10% stockholders complied with all filing requirements under Section 16(a) of the Exchange Act, with the exception of the following: John C. Snyder II failed to file a Form 3 upon joining the Company in April 1997 and failed to file a Form 5 for the grant of options to purchase 50,000 shares of Common Stock on April 30, 1997.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

      Stockholders are advised that any stockholder proposal, including nominations to the Board of Directors, intended for consideration at the 1999 Annual Stockholders Meeting must be received by the Company no later than August 10, 1999 to be included in the proxy material for the 1999 Annual Meeting. It is recommended that stockholders submitting proposals direct them to David Kane of the Company, and utilize certified mail, return-receipt requested in order to ensure timely delivery.


                                       23.

                              FINANCIAL STATEMENTS

      The Company's Annual Report on Form 10-K for the year ended December 31, 1997 distributed with this Proxy Statement is incorporated herein by reference and the Company's Form 10-Q for the period ended September 30, 1998 is included with this Proxy Statement as Exhibit 2 hereto.

                                  OTHER MATTERS

      The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before the Annual Meeting, notice of which has not been received by the Company within a reasonable time prior to the mailing of this Proxy Statement, the persons voting the proxies will vote them in accordance with their best judgment.

      THE STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                       By Order of the Board of Directors


                                       Ben Neman
                                       Chairman of the Board

December 8, 1998


                                       24.

                                INTELLICELL CORP.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 30, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned hereby revokes all prior proxies, appoints Ben Neman and David Kane, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all the shares of Intellicell Corp. (the "Company") held of record by the undersigned on December 4, 1998 at the Annual Meeting of Stockholders to be held on December 30, 1998 at 10:00 A.M. or any and all adjournments thereof.

      1.    ELECTION OF DIRECTORS:

            |_| FOR all nominees listed below (except as marked to the contrary below).

            |_|   WITHHOLD AUTHORITY to vote for all nominees listed below.

      (INSTRUCTION: To withhold authority to vote for any nominee, draw a line through such nominee's name.)

                       Ben Neman
                       Vinay Sharma
                       Stephen Jarrett
                       J. Sherman Henderson
                       John Swinehart
                       Mark M. Laisure

      2. Proposal to ratify the Company's private placement of $1,500,000 principal amount of three-year unsecured and subordinated convertible notes and to approve certain transactions related thereto.

            |_|   FOR          |_|   AGAINST        |_|   ABSTAIN

      3.    Proposal to ratify the adoption of the Company's 1998 Stock Option
            Plan.

            |_|   FOR          |_|   AGAINST        |_|   ABSTAIN


      4. Proposal to ratify the appointment of Hollander, Lumer & Co. LLP as independent auditors for the fiscal year ending December 31, 1998.

            |_|   FOR          |_|   AGAINST        |_|   ABSTAIN

      5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3 AND 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. IN THE EVENT ANY OF THE NOMINEES IS UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

                                    Dated:  ________________, 1998



                                    --------------------------------------------
                                                    Signature



                                    --------------------------------------------
                                            (Signature, if held jointly)

                                    Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.


             PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS PROXY
                          USING THE ENCLOSED ENVELOPE.

                                 EXHIBIT INDEX

Exhibit 1 -  1998 Stock Option Plan of Intellicell Corp.

Exhibit 2 -  Form 10-Q for the Period Ended September 30, 1998.